Exhibit 99.1

For Immediate Release	Contact: Ron Cooperman (785) 295-6026

PAYLESS SHOESOURCE REPORTS JANUARY SAME-STORE SALES

          TOPEKA, Kan., February 2nd, 2006 -- Payless ShoeSource, Inc. (NYSE:PSS) today reported that same-store sales increased 0.8 percent during the January reporting period, the four weeks ended January 28, 2006.  All data in this press release relate to continuing operations.

          Company sales totaled $139.3 million, a 1.6 percent increase from $137.2 million during fiscal January of last year.

          For the fourth quarter, same-store sales increased by 2.3 percent.  Total sales for the fourth quarter 2005 were $611.3 million, compared with $607.2 million in the fourth quarter 2004.  Total sales for fiscal 2005 were $2.67 billion, compared with $2.66 billion during fiscal 2004, and same-store sales increased 2.4 percent during the year.

          Sales were as follows (unaudited):

JANUARY SALES* (DOLLARS IN MILLIONS)

Fiscal 2005**	Fiscal 2004**	Percent Increase	Same-Store Sales*** Percent Increase

$ 139.3	$137.2	1.6%	0.8%

4TH QUARTER SALES* (DOLLARS IN MILLIONS)

Fiscal 2005**	Fiscal 2004**	Percent Increase	Same-Store Sales*** Percent Increase

$ 611.3	$607.2	0.7%	2.3%

YEAR-TO-DATE SALES* (DOLLARS IN BILLIONS)

Fiscal 2005**	Fiscal 2004**	Percent Increase	Same-Store Sales*** Percent Increase

$ 2.67	$2.66	0.4%	2.4%

* Sales from continuing operations.

** The fiscal year for operations in the company’s Latin American region and Japan is based on a December 31 year-end.  Operations in the company’s Latin American region (178 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

*** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods.  Same-store-sales exclude stores in the company’s Latin American region and Japan.

          In January, the company had strong results in women’s and men’s dress and casual shoes, women’s and children’s athletic shoes, and girl’s shoes.  Weaker categories included women’s and men’s boots.

          The receipt of new spring merchandise, combined with less aged product, is contributing to a clean seasonal transition.  The company remains committed to its goal of achieving low single-digit positive same-store sales growth through more consistent execution of its merchandise strategy to inspire fun, fashion possibilities for the family.

          At the end of fiscal 2005, 22 stores remained closed from the impact of hurricanes Katrina, Rita and Wilma.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere.  As of the end of fiscal January 2005, the Company operated a total of 4,605 stores, which includes the 22 stores that remain closed due to hurricanes.  Payless stores offer quality family footwear and accessories at affordable prices.  In addition, customers can buy shoes over the Internet through Payless.comR, at www.payless.com.

This release contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the Form 10-Q for the period ending October 29, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

For additional information regarding January 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204.  Select submenu 1, option 2.  Or, visit our Investor Relations website at www.paylessinfo.com.